EXHIBIT 8.2

[WALLER LANSDEN DORTCH & DAVIS LETTERHEAD]

March 15, 2005

Caterpillar Financial Funding Corporation
4040 South Eastern Avenue
Suite 344
Las Vegas, Nevada 89119

Ladies and Gentlemen:

     We have acted as special Tennessee tax counsel to Caterpillar Financial Funding Corporation, a Nevada corporation (the “Registrant” or “CFFC”), with respect to certain Tennessee state tax aspects of the proposed issuance of Asset Backed Notes issuable in series (the “Securities”), by the Caterpillar Financial Asset Trusts, each of which is proposed to be a Delaware statutory business trust (singularly, a “Trust” and collectively, “Trusts”).

     Our advice to the Registrant conforms to the description of certain Tennessee state tax consequences that appears under the heading “Certain State Tax Considerations” in the base prospectus (the “Prospectus”) which, with the preliminary prospectus supplement (the “Prospectus Supplement”), forms a part of the registration statement on Form S-3 (the “Registration Statement”) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on the date hereof for registration of the Securities under the Act. Such description does not purport to discuss all possible state tax ramifications of the proposed issuance. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Registration Statement.

     In accordance with the assumptions and limitations contained herein, (i) we hereby confirm and adopt our opinions under the headings “Certain State Tax Considerations” and “Summary — Tax Status” in the Prospectus and under the heading “Summary of Terms of the Notes — Tax Status” in the Prospectus Supplement; and (ii) we are also of the opinion that the description under the heading “Certain State Tax Considerations” in the Prospectus is accurate in all material respects.

     In connection with the opinions expressed in this letter, we have assumed, with your permission, that:

        (a) Neither Caterpillar Financial Services Corporation (“CFSC”) nor CFFC or their respective affiliates will have any equity or other interest in, will not control, will not be controlled by, and will not be under common control with the trustee of the Trust (the “Trustee”) or the custodian for the receivables files (the “Custodian”);

        (b) The commercial domicile and principal place of business of CFFC is in Las Vegas, Nevada;

        (c) The commercial domicile and principal place of business of CFSC is in Nashville, Tennessee;

        (d) All relationships between CFSC and the Trustee are arm’s length, on commercially reasonable terms and for full and fair consideration. CFSC will be acting as an independent contractor with respect to the Trustee and will not be under the dominion or control of the Trustee;

        (e) The Custodian and Trustee, and any successor to either, will be independent and neither will have its commercial domicile in the State of Tennessee;

        (f) Any services provided by CFSC to CFFC will be pursuant to arm’s length agreements, on commercially reasonable terms for full and fair consideration;

        (g) The receivables files will contain each and every original item of chattel paper and will not be in the control or possession of CFSC, CFFC or any affiliate of either, other than by CFSC for a period of less than 30 days for the processing and verification of the receivables files, and no officer, employee or agent of CFSC, CFFC or any of their respective affiliates will have independent access to such receivables files, other than by CFSC for a period of less than 30 days for the processing and verification of the receivables files, or the office at which such documents are maintained by the Custodian;

        (h) The receivables files will be delivered to the Custodian within 30 days or less after the purchase of the Receivables by the Trust and thereafter will be maintained outside the State of Tennessee;

        (i) CFFC does not have property, plant, equipment or employees in the State of Tennessee, has not qualified to do business in the State of Tennessee and does not do business in the State of Tennessee;

        (j) All of the business of CFFC, including but not limited to, meetings of the board of directors and actions of officers, will be conducted outside the State of Tennessee;

        (k) All facts set forth in the Prospectus and the Prospectus Supplement are true and correct in all material respects.

     This opinion letter and the opinions under the headings “Certain State Tax Considerations” and “Summary — Tax Status” in the Prospectus and under the headings “Legal Opinions” and “Summary of Terms of the Notes — Tax Status” in the Prospectus Supplement are subject to the limitations and qualifications herein and therein and are based on assumptions contained herein and the assumptions, facts and circumstances set forth in the Prospectus, the Prospectus Supplement and such other documents which have been reviewed by us. The opinions in this letter could change with respect to a particular series of Securities as a result of changes in: facts and circumstances; the terms or the form of the documents reviewed by us; or existing statutory authority, administrative pronouncements or judicial authority subsequent to the date hereof. Because the Registration Statement contemplates a series of Securities with numerous different characteristics, the particular characteristics of each series of Securities must be considered in determining the applicability of this opinion letter to a particular series of Securities. We undertake no obligation to update or supplement this opinion letter to reflect any such changes that may occur after the date hereof.

     Our opinions as set forth herein and in the Prospectus and the Prospectus Supplement are limited in all respects to the laws of the State of Tennessee to the extent that such laws are applicable and we give no opinion with respect to the laws of any other jurisdiction. We have rendered no opinion that the laws of the State of Tennessee apply to a Trust other than as specifically set forth in this letter, the Prospectus and the Prospectus Supplement.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Opinions” and “Summary of Terms of the Notes — Tax Status” in the Prospectus Supplement and under the captions “Summary — Tax Status” and “Certain State Tax Considerations” in the Prospectus. In giving such consent, we do not consider that we are “experts,” within the meaning of that term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including without limitation any opinion expressed under the captions “Legal Opinions” and “Summary of Terms of the Notes — Tax Status” in the Prospectus Supplement and under the captions “Summary — Tax Status” and “Certain State Tax Considerations” in the Prospectus or this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, PLLC